CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
October 27, 2008

Ampco-Pittsburgh announces an increase of 27.4% in quarterly earnings.

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and nine months ended September 30, 2008 of $105,906,000 and $306,425,000, respectively, in comparison to $87,160,000 and $263,640,000 for the three and nine months ended September 30, 2007.  Net income for the quarter ended September 30, 2008 increased 27.4% to $11,974,000 or $1.18 per share compared with $9,399,000 or $0.92 per share for the corresponding quarter in 2007. For the nine months ended September 30, 2008 net income increased 16.1% to $33,726,000 or $3.31 per share compared with $29,041,000 or $2.90 per share for the same period in 2007.

Income from operations was $16,563,000 and $50,134,000 for the three and nine months ended September 30, 2008, respectively, against $14,206,000 and $43,475,000 for the same periods in 2007.

The improvement in results for the three and nine months is attributable principally to the Forged and Cast Rolls segment which benefited from higher volumes and improved margins driven by strong demand for rolling-mill rolls from the steel industry throughout the world.

Considerable uncertainty surrounds the economy in light of sudden and unprecedented global financial dislocations.  The outlook is unpredictable and changing almost daily.  As a consequence, steel companies around the world have announced cutbacks in output, the result of which is expected to significantly reduce the demand for rolling-mill rolls late in the fourth quarter and in 2009.  The Corporation will strive to minimize the impact on earnings.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2008	2007	2008	2007

Sales	$105,906,000	$87,160,000	$306,425,000	$263,640,000

Income from operations	16,563,000	14,206,000	50,134,000	43,475,000
Other income (expense) – net	868,000	(280,000)	620,000	(329,000)

Income before income taxes	17,431,000	13,926,000	50,754,000	43,146,000
Income tax expense	5,457,000	4,527,000	17,028,000	14,105,000

Net income	$11,974,000	$9,399,000	$33,726,000	$29,041,000

Earnings per common share:
Basic	$1. 18	$0.92	$3.31	$2.90
Diluted	$1. 18	$0.92	$3.31	$2.88

Weighted-average number of
common shares outstanding:
Basic	10,177,497	10,177,497	10,177,497	10,002,292
Diluted	10,179,735	10,179,788	10,179,769	10,084,271